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                                                                 For SEC Filing
                                                                 Purposes Only:
                                                                 Rule 424(b)(5)
                                                             File No. 333-01857

            Prospectus Supplement to Prospectus Dated March 28, 1996

                       SERVICE CORPORATION INTERNATIONAL

             Terms of 5% Convertible Debentures, Series S, due 2006

Title:                  5% Convertible Debentures, Series S, due 2006 (the
                        "Debentures").

Principal Amount:       $2,400,000 in aggregate principal amount of the
                        Debentures will be issued as a portion of the consideration for the outstanding capital stock of Affiliated Family Funeral Service, Inc. and Sumner
                        James Waring, Inc.

Conversion Price:       $35.31 per share, subject to adjustment.

Conversion Date:        On or after December 18, 1997.

Maturity Date:          December 17, 2006.

Interest Rate:          5% per annum accruing from December 17, 1996.

Federal Tax Matters:    The applicable federal rate on long-term indebtedness
                        for December 1996, compounded quarterly, is 6.61% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $117.23.

Other Matters:          Payments of principal and interest on the Debentures
                        are subject to the Company's rights of set-off as provided in the agreement governing the acquisition.

                        The Date of this Supplement is December 12, 1996.